Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                            10/17/03
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


         State Bancorp, Inc. Reports Nine Months Earnings Growth of 17.1%
         ---------------------------------------------------------------

New Hyde Park, N.Y., October 17, 2003 - The Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, today reported earnings for the nine months ended September 30, 2003 of $9.6 million, representing a 17.1% increase over the comparable 2002 period.

         Basic earnings per common share were $1.14 during the first nine months of 2003, an increase of 18.8%, versus $0.96 a year ago. Fully diluted earnings per common share were $1.11 and $0.95, respectively, for the same periods. All per share amounts appearing in the release have been restated to reflect a 5% stock dividend paid on July 11, 2003. The Company's returns on average assets and stockholders' equity were 0.95% and 14.17% in 2003 and 0.95% and 13.53% in 2002, respectively.

         The Company also reported $3.4 million in net income for the third quarter of 2003, an improvement of 31.3% from 2002. Basic earnings per common share were $0.41 in 2003 versus $0.31 in 2002 while fully diluted earnings per common share were $0.39 in 2003 and $0.31 a year ago. The Company's third quarter returns on average assets were 1.06% and 0.85% in 2003 and 2002, respectively, while returns on average stockholders' equity amounted to 15.08% and 12.19% for the same periods.


Earnings Summary for the Nine months Ended September 30, 2003
-------------------------------------------------------------

      Earnings for 2003 improved by 17.1% when compared to 2002 due to growth in net security gains and higher levels of net interest income (up 4.4%) and other operating income. Net securities gains totaled $5.9 million (approximately $3.7 million after taxes) during the first nine months of 2003 versus $1.5 million (approximately $1.0 million after taxes) a year ago. Net interest income increased by $1.7 million to $39.8 million as the result of a 15.6% increase in average interest-earning assets, primarily taxable investment securities and loans. The expansion of the investment portfolio during 2003 resulted from growth in Government Agency securities (up $68 million, on average) and mortgage-backed securities (up $31 million, on average) somewhat offset by a continued reduction in exposure to lower-yielding, short-term local municipal paper. Growth in commercial loans, commercial mortgages, leases and consumer loans resulted in a 10.7% increase in average loans outstanding during 2003 versus 2002. Funding the growth in assets was a 17.9% increase in average deposits, principally low-cost core deposit balances (demand, savings, money fund and Super NOW deposits) which rose by $270 million or 47.0% in 2003. Total core deposit balances, which have nearly doubled over the past two years, provide low-cost funding (average cost of 54 basis points in 2003) that has allowed the Company to reduce its dependence on high-cost borrowed funds. The Company's net interest margin, although below the 4.84% recorded a year ago, remained strong at 4.34% during the first nine months of 2003.

     The provision for probable loan losses increased by 7.8% to $3.0 million during the first nine months of 2003.

     Noninterest income increased by 133.1% to $8.3 million principally the result of growth in net security gains. Other operating income increased by 28.7% as the result of growth in residential mortgage loan sale fees, Letter of Credit fees, annuity commissions and cash management fees. Service charges on deposit accounts improved by 3.9% due to higher overdraft fees.

     Net security gains amounted to $5.9 million in 2003 versus $1.5 million in 2002. Sales of mortgage-backed securities, callable Agency paper and long-term municipal notes during the first three quarters of 2003, undertaken as a result of the dramatic decline in interest rates, produced these gains. Management will continue to closely monitor the fixed income markets during the fourth quarter to take advantage of any opportunities that may arise due to any further movement in interest rates.

     Total operating expenses increased by 12.1% to $31.4 million during 2003 when compared to last year. The principal reasons for this increase were growth in legal expenses, salaries and benefits costs, occupancy expenses, equipment costs, telecommunications expenses and credit and collection fees. Legal expenses increased by $1.3 million during 2003, solely the result of the ongoing litigation related to our relationship with Island Mortgage Network, a former deposit customer, and its affiliates ("IMN"), as previously disclosed in the Company's filings with the Securities and Exchange Commission. The Company continues to defend the remaining IMN lawsuits vigorously, and management believes that it has substantial defenses to the claims that have been asserted; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Company will incur additional costs related to the IMN litigations during the remainder of 2003 and expects that the third quarter legal expenses are generally indicative of expenses to be incurred for the balance of the year. The increase in salaries and benefits costs was the result of additions to staff in various support areas coupled with higher benefit costs during 2003. The growth in occupancy expense was due to the expanded branch network and additional leased space for the Company's support areas undertaken in May 2002. Equipment expenses rose as the result of higher depreciation costs. Other operating expenses also grew from year to year, increasing by 4.5% during 2003 to $5.7 million. This increase is the result of growth in several expense categories, most notably loan collection expenses, telecommunications costs, meetings and seminars and audit and examination costs. The foregoing expense factors resulted in an operating efficiency ratio of 72.0% in 2003 versus 66.9% in 2002.

     Income tax expense rose by $1.4 million in 2003 resulting in an increase in the Company's effective tax rate to 30.4% from 25.5% a year ago.

     Commenting on the 2003 performance, Chairman and CEO Thomas F. Goldrick stated, "We are pleased with our third quarter financial results which reflect continued core deposit growth generated through the Company's branch network, the continued expansion of the loan and lease portfolio, and the relatively stable net interest margin that we have been able to maintain despite several interest rate cuts during the past two years. We hope to continue our current growth trend despite the economic challenges we face on the local and national levels."


Earnings Summary for the Quarter Ended September 30, 2003
---------------------------------------------------------

         Net income grew by 31.3% during the third quarter of 2003 versus 2002. Growth in net security gains (up $2.2 million) and other noninterest income was offset by higher operating expenses, an increase in the provision for probable loan losses, a lower level of net interest income and a higher effective income tax rate in 2003. As noted in the nine month earnings analysis, net security gains were recognized during the third quarter of the year as the result of the continued low interest rate environment. Other operating income, primarily due to fees related to the sale of residential mortgages, improved by 22.6% while service charges on deposit accounts grew by 6.6% versus 2002. Net interest income declined by 0.6% due to a 27 basis point narrowing of the Company's net interest margin to 4.44% during the third quarter of 2003. Growth in average interest-earning assets of 4.2%, principally driven by loan growth of 12.3%, was offset by the lower interest rate environment. The third quarter provision for probable loan losses increased by $168 thousand while total operating expenses grew at a 5.9% rate versus 2002. Growth in salaries, occupancy, legal, equipment and other operating costs were partially offset by lower marketing expenses. The Company's effective tax rate increased to 32.0% during the third quarter of 2003 from 25.3% a year ago.

Allowance for Probable Loan Losses
----------------------------------

     As of September 30, 2003, the Company's allowance for probable loan losses amounted to $11 million or 1.56% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2002 and 1.70% at September 30, 2002.

     Net charge-offs for the first nine months of 2003 and 2002 were $2.4 million and $1.8 million, respectively. As a percentage of average total loans
outstanding, these  charge-off  totals   represented  0.50%  and  0.43%  in
2003 and 2002, respectively. Due to the uncertain nature of the current economy, management anticipates further loan charge-offs during the fourth quarter of 2003.


Nonperforming Assets
--------------------

     Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, amounted to $10 million at September 30, 2003. Nonaccrual loans were $8 million (1.15% of total loans outstanding) at September 30, 2003, $6 million (1.02% of total loans) at December 31, 2002 and $8 million (1.27% of total loans) at September 30, 2002. The increase in nonperforming assets versus the comparable 2002 period resulted from the addition of one large commercial credit to other real estate owned during the third quarter of 2003. Management of the Company expects to dispose of this property within six to nine months with no material impact on the consolidated financial statements.

Capital
-------

     Total stockholders' equity was $91 million at September 30, 2003, up 2.9% when compared to September 30, 2002. During the fourth quarter of 2002, the Company raised $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities qualify as Tier I capital for regulatory capital purposes. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During the first nine months of 2003, the weighted average rate on the trust preferred securities was 4.80%.

     State Bancorp, Inc.'s Tier I leverage ratio was 7.69% and 6.58% at September 30, 2003 and 2002, respectively. This ratio is well in excess of current regulatory guidelines for a well-capitalized institution. The Company's Tier I and Total Risk-Based capital ratios were 11.62% and 12.87%, respectively, at September 30, 2003.

     During the first three quarters of 2003, the Company distributed $3.5 million in cash dividends on its common stock, representing a payout ratio of 35.9%.

     The Company's stock repurchase program expended $746 thousand in the first nine months of 2003 to repurchase 40,114 shares at an average cost of $18.59 per share. Since 1998, a total of 823,931 shares of Company stock have been repurchased at an average cost of $16.01 per share. Under the Board of Directors' existing authorization, an additional 176,069 shares may be repurchased from time to time as conditions warrant.


Corporate Information
---------------------

     State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

     Ranking historically among the highest performing bank holding companies in New York State, State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area.

     State Bancorp, Inc.'s common stock trades under the symbol STB on the American Stock Exchange. The Company is included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.


Forward-Looking Statements and Risk Factors
-------------------------------------------

     This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines,
(8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.



Financial Highlights Follow

---------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)
---------------------------------------------------------------------------

                                                                         THREE MONTHS                         NINE MONTHS
                                                                         ------------                         -----------

                                                                    2003              2002              2003              2002
                                                                    ----              ----              ----              ----
INTEREST INCOME:
----------------
LOANS                                                             $11,168,508       $11,110,665       $33,016,544        $32,547,243
FEDERAL FUNDS SOLD AND SECURITIES
 PURCHASED UNDER AGREEMENTS TO RESELL                                  57,299            71,835           381,683            470,122
SECURITIES HELD TO MATURITY AND
 SECURITIES AVAILABLE FOR SALE:
   STATES AND POLITICAL SUBDIVISIONS                                  668,218           968,110         2,347,038          2,683,041
   MORTGAGE-BACKED SECURITIES                                       1,859,422         2,756,274         6,225,287          8,738,558
   GOVERNMENT AGENCY SECURITIES                                     1,245,441         1,877,788         5,815,217          4,516,344
   OTHER                                                              382,459           331,951         1,111,752            759,867
                                                                      -------           -------         ---------            -------
TOTAL INTEREST INCOME                                              15,381,347        17,116,623        48,897,521         49,715,175
                                                                   ----------        ----------        ----------         ----------

INTEREST EXPENSE:
-----------------

TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                      490,778         1,347,686         2,009,372          4,158,380
OTHER DEPOSITS AND TEMPORARY BORROWINGS                             1,726,926         2,668,473         6,627,366          7,372,643
GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                  135,639                 -           414,539                  -
                                                                      -------                 -           -------                  -
TOTAL INTEREST EXPENSE                                              2,353,343         4,016,159         9,051,277         11,531,023
                                                                    ---------         ---------         ---------         ----------

NET INTEREST INCOME                                                13,028,004        13,100,464        39,846,244         38,184,152
PROVISION FOR PROBABLE LOAN LOSSES                                    983,751           816,000         2,951,253          2,738,000
                                                                      -------           -------         ---------          ---------
NET INTEREST INCOME AFTER PROVISION
 FOR PROBABLE LOAN LOSSES                                          12,044,253        12,284,464        36,894,991         35,446,152
                                                                   ----------        ----------        ----------         ----------

NONINTEREST INCOME:
-------------------

SERVICE CHARGES ON DEPOSIT ACCOUNTS                                   401,475           376,723         1,158,545          1,115,063
NET SECURITY GAINS                                                  2,281,855            34,643         5,863,405          1,455,153
OTHER OPERATING INCOME                                                412,177           336,329         1,273,048            989,105
                                                                      -------           -------         ---------            -------
TOTAL NONINTEREST INCOME                                            3,095,507           747,695         8,294,998          3,559,321
                                                                    ---------           -------         ---------          ---------

INCOME BEFORE OPERATING EXPENSES                                   15,139,760        13,032,159        45,189,989         39,005,473
                                                                   ----------        ----------        ----------         ----------

OPERATING EXPENSES:
-------------------

SALARIES  AND  OTHER  EMPLOYEE  BENEFITS                            5,574,126         5,125,584        16,693,754         15,029,254
OCCUPANCY                                                             964,189           879,269         2,860,573          2,422,550
EQUIPMENT                                                             418,875           334,442         1,211,071            996,173
LEGAL                                                                 830,283           814,663         3,982,833          2,727,017
MARKETING AND ADVERTISING                                             349,806           538,220           958,557          1,376,526
OTHER  OPERATING  EXPENSES                                          1,964,674         1,849,324         5,685,805          5,441,275
                                                                    ---------         ---------         ---------          ---------
TOTAL OPERATING EXPENSES                                           10,101,953         9,541,502        31,392,593         27,992,795
                                                                   ----------         ---------        ----------         ----------

INCOME BEFORE INCOME TAXES                                          5,037,807         3,490,657        13,797,396         11,012,678
PROVISION FOR INCOME TAXES                                          1,614,031           883,392         4,195,228          2,810,576
                                                                    ---------           -------         ---------          ---------

NET INCOME                                                         $3,423,776        $2,607,265        $9,602,168         $8,202,102
                                                                   ==========        ==========        ==========         ==========


-------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)
-------------------------------------

ASSETS:                                                                                   2003                      2002
-------                                                                                   ----                      ----
CASH AND DUE FROM BANKS                                                                   $33,920,729               $45,031,939

SECURITIES HELD TO MATURITY (ESTIMATED FAIR VALUE -
    $70,208,084 IN 2003 AND $3,451,303 IN 2002)                                            70,079,400                 3,430,604
SECURITIES AVAILABLE FOR SALE  - AT ESTIMATED FAIR VALUE                                  480,661,807               576,353,563
                                                                                       --------------            --------------
TOTAL SECURITIES                                                                          550,741,207               579,784,167


LOANS (NET OF ALLOWANCE FOR PROBABLE LOAN LOSSES
  OF $10,596,799 IN 2003 AND $10,151,993 IN 2002)                                         669,025,003               587,741,458
BANK PREMISES AND EQUIPMENT - NET                                                           7,289,249                 7,980,663
NET RECEIVABLE - SECURITIES SALES                                                                   -                 1,215,000
OTHER ASSETS                                                                               18,683,584                17,426,792
                                                                                       --------------            --------------

TOTAL ASSETS                                                                           $1,279,659,772            $1,239,180,019
                                                                                       ==============            ==============

LIABILITIES:
------------

DEPOSITS:
  DEMAND                                                                                 $254,840,416              $210,408,063
  SAVINGS                                                                                 552,582,048               390,951,442
  TIME                                                                                    260,769,288               391,328,598
                                                                                       --------------            --------------
TOTAL DEPOSITS                                                                          1,068,191,752               992,688,103

FEDERAL FUNDS PURCHASED                                                                    23,000,000                24,300,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                                             25,815,000                62,750,000
OTHER BORROWINGS                                                                           51,151,761                53,386,100
NET PAYABLE - SECURITIES PURCHASES                                                          1,006,391                11,928,125
ACCRUED EXPENSES, TAXES AND OTHER LIABILITIES                                               9,009,992                 5,194,490
                                                                                       --------------            --------------

TOTAL LIABILITIES                                                                       1,178,174,896             1,150,246,818
                                                                                       --------------            --------------

GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                                       10,000,000                         -

COMMITMENTS AND CONTINGENT LIABILITIES


STOCKHOLDERS' EQUITY:
---------------------

PREFERRED STOCK, $.01 PAR VALUE, AUTHORIZED
  250,000 SHARES                                                                                    -                         -
COMMON STOCK, $5.00 PAR VALUE, AUTHORIZED
  20,000,000 SHARES; ISSUED 9,338,766 SHARES IN 2003
  AND 9,168,922 SHARES IN 2002; OUTSTANDING 8,514,835
  SHARES IN 2003 AND 8,507,525 SHARES IN 2002                                              46,693,830                43,661,535
SURPLUS                                                                                    53,088,704                45,407,266
RETAINED EARNINGS                                                                           3,972,974                 3,432,955
TREASURY STOCK (823,931 SHARES IN 2003
  AND 629,902 SHARES IN 2002)                                                             (13,189,678)               (9,763,450)
ACCUMULATED OTHER COMPREHENSIVE INCOME,
  NET OF TAXES                                                                                919,046                 6,271,542
UNEARNED COMPENSATION                                                                               -                   (76,647)
                                                                                       --------------            --------------

TOTAL STOCKHOLDERS' EQUITY                                                                 91,484,876                88,933,201
                                                                                       --------------            --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,279,659,772            $1,239,180,019
                                                                                       ==============            ==============


---------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)
(In thousands, except share and per share data)
---------------------------------------------------------------------------


                                                                              THREE MONTHS                       NINE MONTHS
                                                                              ------------                       -----------

                                                                          2003           2002              2003           2002
                                                                          ----           ----              ----           ----


SELECTED AVERAGE BALANCES:
--------------------------

TOTAL ASSETS                                                            $1,277,782     $1,222,424        $1,352,608     $1,154,853
LOANS - NET OF UNEARNED INCOME                                             659,741        587,649           638,776        577,220
INVESTMENT SECURITIES                                                      513,371        544,342           583,227        481,603
DEPOSITS                                                                 1,106,935      1,022,501         1,163,723        986,757
STOCKHOLDERS' EQUITY                                                        90,059         84,887            90,571         81,056


FINANCIAL PERFORMANCE RATIOS:
-----------------------------

RETURN ON AVERAGE ASSETS                                                      1.06 %         0.85 %            0.95 %         0.95 %
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       15.08          12.19             14.17          13.53
NET INTEREST MARGIN (FTE)                                                     4.44           4.71              4.34           4.84
OPERATING EFFICIENCY RATIO                                                   71.01          66.47             72.00          66.90
TIER  I  LEVERAGE RATIO                                                       7.69           6.58              7.69           6.58


ASSET QUALITY SUMMARY:
----------------------

NONACCRUAL LOANS                                                            $7,817         $7,595            $7,817         $7,595
OTHER REAL ESTATE OWNED                                                      2,650              -             2,650              -
                                                                           -------         ------           -------         ------
TOTAL NONPERFORMING ASSETS                                                 $10,467         $7,595           $10,467         $7,595
                                                                           =======         ======           =======         ======

NONACCRUAL LOANS/TOTAL LOANS                                                  1.15 %         1.27 %            1.15 %         1.27 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/NONACCRUAL LOANS                         135.56 %       133.67 %          135.56 %       133.67 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/TOTAL LOANS                                1.56 %         1.70 %            1.56 %         1.70 %
NET CHARGE-OFFS                                                               $782           $558            $2,400         $1,841
NET CHARGE-OFFS (ANNUALIZED)/AVERAGE LOANS                                    0.47 %         0.38 %            0.50 %         0.43 %


COMMON SHARE DATA:
------------------

AVERAGE COMMON SHARES OUTSTANDING *                                      8,501,127      8,496,434         8,454,937      8,527,967
PERIOD-END COMMON SHARES OUTSTANDING *                                   8,514,835      8,507,525         8,514,835      8,507,525
BASIC EARNINGS PER COMMON SHARE *                                            $0.41          $0.31             $1.14          $0.96
DILUTED EARNINGS PER COMMON SHARE *                                          $0.39          $0.31             $1.11          $0.95
BOOK VALUE PER SHARE *                                                      $10.74         $10.45            $10.74         $10.45
CASH DIVIDENDS PER SHARE *                                                   $0.14          $0.14             $0.41          $0.39
DIVIDEND PAYOUT RATIO                                                         34.8 %         43.4 %            35.9 %         40.2 %



* Prior period data has been restated to give retroactive effect to a 5% stock dividend paid on July 11, 2003.
